Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan

Financial Statements for the years ended
December 31, 2015 and 2014

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
December 31, 2015 and 2014

Table of Contents

Page (s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits	2
As of December 31, 2015 and 2014

Statements of Changes in Net Assets Available for Benefits	3
For the years ended December 31, 2015 and 2014

Notes to the Financial Statements	4

Supplemental Schedule Required by the Department of Labor *:

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)	14

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator
Of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan
New York, New York

We have audited the accompanying statements of net assets available for benefits of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the Plan) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

The supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP
New York, New York
June 16, 2016

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Statements of Net Assets Available for Benefits
As of December 31, 2015 and 2014

	2015	2014
Investments
Investments, at fair value	$38,591,186	$37,380,647

Receivables:
Employer contributions	435,304	690,520
Participant contributions	—	30,217
Notes receivable from participants	189,628	184,465
Total receivables	624,932	905,202
Net assets available for benefits	$39,216,118	$38,285,849

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2015 and 2014

	2015	2014
Additions
Contributions:
Employer contributions	$ 1,055,017	$ 1,318,024
Participant contributions and rollovers	1,417,104	1,578,081
Total contributions	2,472,121	2,896,105
Investment activities:
Interest and dividend income	1,487,509	1,743,537
Net (depreciation) appreciation in fair value of investments	(1,137,021)	281,541
Net investment gains	350,488	2,025,078
Total additions	2,822,609	4,921,183

Deductions
Benefits paid to participants	1,718,582	2,001,567
Administrative expenses	7,925	1,025
Other deductions	165,833	25,456
Total deductions	1,892,340	2,028,048

Net increase in net assets available for benefits	930,269	2,893,135
Net assets available for benefits, beginning of year	38,285,849	35,392,714
Net assets available for benefits, end of year	$ 39,216,118	$ 38,285,849

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

1.	The Plan

Description of Plan
The following brief description of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include certain employees of Sirius International Holding Company, Inc. and subsidiaries (“Sirius International Holding”), and a limited number of employees domiciled in the United States of America of Sirius International Insurance Group, Ltd. (“Sirius International”). Sirius International Holding and Sirius International are collectively referred to as “the Company”. The Company was an indirectly owned subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains”) prior to being sold to CM International Holding Pte. Ltd. (“CMIH”) on April 18, 2016. (See Note 7.)

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Employees may elect to defer up to 100% of their base salary up to an annual maximum of $18,000 and $17,500 in 2015 and 2014, respectively. Participants age 50 by the end of calendar year are also allowed to make catch-up contributions of $6,000 and $5,500 in 2015 and 2014, respectively.

The Plan includes a discretionary profit sharing contribution (“PSC”) based on Company performance, year-end true-up of Company matching 401(k) funds, a Roth 401(k) contribution option, automatic enrollment of newly eligible employees, and an automatic contribution increase feature. During 2015 and 2014, there were no new features added to the Plan.

The Company has adopted a qualified automatic contributions arrangement (“QACA”) matching contribution feature. Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s Plan compensation.

The Company may elect to make a contribution to the Plan referred to as a PSC. The participant’s share of the PSC will be allocated based on the ratio that the participant’s Plan compensation bears to the total Plan compensation of all participants for a share of this contribution. Discretionary PSC are targeted to be 0% to 7% of the participant’s eligible compensation in a given year, depending on the Company’s performance. Any participant who is employed on the last day of the Plan year is eligible to receive an allocation of the PSC. Additionally, any participant who has died, terminated employment after attaining normal or early retirement, or became disabled during the Plan year will be eligible to receive an allocation of the PSC. In March 2016 and March 2015, the Company elected to make a PSC to the Plan for the years ended December 31, 2015 and 2014, respectively. On March 2, 2016 and March 12, 2015, the Company paid $403,503 and $645,507 in discretionary profit sharing contributions based on the Company’s performance in 2015 and 2014, respectively. These amounts are included in the employer contribution receivables as of December 31, 2015 and 2014 on the statements of net assets available for benefits.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

The 401(k) true-up is determined after the end of the year. A calculation is performed that analyzes the participant’s total year to date contributions as a percent of the eligible compensation. The Company calculates a match amount that is 100% of the first 2% contributed and 50% of the next 4% contributed. If the calculation is greater than the match, the extra match is the 401(k) true-up. This amount is generally deposited in the participant’s 401(k) account during the first quarter after the year end. The Company paid $31,800 and $32,503 related to the 2015 and 2014 401(k) true-up in March 2016 and February 2015, respectively. These amounts are included in the employer contribution receivables as of December 31, 2015 and 2014 on the statements of net assets available for benefits.

The Plan has a Roth 401(k) option for participants. Roth 401(k) contributions are after-tax payroll deductions. Roth 401(k) contributions have a QACA matching contribution feature. Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s plan compensation. Employer matching contributions and any earnings on matching contributions to Roth 401(k) are taxed when withdrawn and are subject to withdrawal penalties and taxes if withdrawn before age 59 and a half. Roth contributions are separated from pre-tax 401(k) contributions based on source. Qualified distributions from Roth 401(k) earnings are tax-free. Non-qualified distributions from Roth 401(k) earnings are distributed on a taxable basis. Employees contributed $132,625 and $125,783 in Roth contributions in 2015 and 2014, respectively, with the employer matching $40,117     and $36,182 in 2015 and 2014, respectively.

The Plan automatically enrolls newly eligible employees for salary deferral under its Automatic Enrollment feature (“AE”). This AE feature is 6% of an eligible employee’s compensation that is contributed to the Plan as pre-tax contributions unless the eligible employee elects not to make an Elective Deferral or elects to make changes in contribution percentages.

Enrolled participant contributions are automatically increased on the anniversary of the participant’s enrollment date. Effective January 1, 2012, the percentage of compensation contributed was revised from 2011 and is listed below (subject to IRS and Plan limits).

7% in the first year following automatic enrollment
8% in the second year following automatic enrollment
9% in the third year following automatic enrollment
10% in the fourth year following automatic enrollment and each subsequent year thereafter

Participants can elect to change the pre-tax contribution rate.

The Plan is sponsored and administered by Sirius International Holding (the “Plan Administrator”). The Plan Administrator has appointed Bank of America Merrill Lynch, N.A. (“the Trustee”) as trustee who is responsible for the management of the Plan’s assets. Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation
Employees are eligible for participation in the Plan on the second month anniversary of the date of hire with matching Company contributions to begin immediately.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

Rollover contributions represent vested account balances transferred by participants of the Plan from third party qualified defined contribution plans.

Vesting
Participants are always 100% vested in employee contributions and rollover contributions plus net investment returns earned on these amounts.

Effective January 1, 2011, the participants become 100% vested immediately in the Company’s QACA contributions to the Plan on their behalf.

For PSC contributions, participants become 50% vested after one year of service and 100% vested after two years of service.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers), and an allocation of (a) the Company’s contributions, (b) Plan earnings, and (c) forfeitures of Company contributions, and is charged with his or her withdrawals and an allocation of administrative expenses.

Investment Direction
Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures
Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan. The unallocated forfeiture amounts as of December 31, 2015 and 2014 were $16,898 and $15,007, respectively. Also, in 2015 and 2014, employer contributions were reduced by $147,140 and $11,206 respectively, from forfeited accounts.

Notes Receivable from Participants
Only active participants may request a loan and must have a vested balance of at least $2,000. The Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less. The loans are collateralized by the participant’s vested balance. A maximum of one loan may be outstanding per participant at any time. The interest rate is the prime rate as listed on the last business day of each month in the Wall Street Journal +1%. The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years. If the loan is used for the purchase of a principal residence the maximum term is 10 years. In most cases, the participant must complete repayment before they retire or separate from service. The interest rates charged on participant loans outstanding at both December 31, 2015 and 2014 were 4.25%. Notes receivable from participants are valued at cost plus accrued interest, less principal pay downs. Notes receivable from participants are $189,628 and $184,465 as of December 31, 2015 and 2014, respectively.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

Payment of Benefits
Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum. The Plan also allows in-service distributions at age 59.5.

Asset Management
The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Plan Withdrawals
During 2009, the Company substantially completed a reorganization of its reinsurance operations whereby employees of Sirius International Holding and its affiliates terminated as part of the reorganization were given the option of leaving their balances in the Plan or withdrawing them. During 2015 and 2014, participants terminated in the reorganization who elected distribution payouts received $170,068 and $142,344 respectively, from the plan. As of December 31, 2015 and 2014, participants terminated in the reorganization had a vested balance in the Plan of $718,053 and $873,831, respectively.

Plan Expenses
All Plan expenses, including without limitation, expenses and fees (including fees for legal services rendered and fees to the Trustee) of the Plan Administrator, Investment Manager, Trustee, and any insurance company, may be paid by the Plan; however, the Company may pay any of such expenses. Investment management fees are charged to the Plan as a reduction of investment return and included in the investment income (loss) reported by the Plan.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

Risks and Uncertainties
The Plan provides for investment options in mutual funds and other investment securities as described in detail in Note 4. Investment securities are exposed to various risks, such as interest rate risk, market risk, liquidity, and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Investment Valuation
The Plan’s investments are reported at fair value. (See Note 4.)

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized and unrealized gains or losses on those investments. Purchases and sales are recorded on a trade-date basis. Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date. Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

Adoption of New Accounting Standards
In July 2015, the Financial Accounting Standards Board (FASB) amended existing guidance related to the measurement, reporting and disclosure of fully benefit-responsive investment contracts (“FBRICs”). The new guidance in ASU 2015-12 (“Plan Accounting”) clarifies that stable value funds are not FBRICs and accordingly, they should be measured and presented only at fair value. The new guidance also eliminates or simplifies various disclosure requirements applicable to plan investments. Adoption of the new guidance resulted in the reporting of investments within the fair value hierarchy by general type rather than by classes of investments, and other changes in investment disclosure requirements. In May, 2015, the FASB issued ASU 2015-07 (“Fair Value Measurement”) which removes the requirement to present investments for which fair value is measured at net asset value (or its equivalent) from the fair value hierarchy. The Plan elected to adopt these standards early and that retrospective application to all periods presented is required. The adoption of these standards had no effect on the Plan's net assets available for benefits or changes therein. However, Investments, at fair value was reduced by $91,907 from the amount previously reported as of December 31, 2014 as the adjustment from fair value to contract value for fully benefit responsive contracts was removed.

The Wells Fargo Stable Value Class K Fund is valued at net asset value (as a practical expedient) and any redemption restrictions or unfunded commitments. (See Note 4.)

Payment of Benefits
Benefits are recorded when paid.

Disclosure of prior year amounts
Certain amounts disclosed on Plan Withdrawals for the year ended December 31, 2014 have been changed.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

3. Income Taxes

The Internal Revenue Service issued an opinion letter dated March 31, 2014, indicating that the prototype adopted by the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code. Plan management believes that the Plan is currently being operated in accordance with the Internal Revenue Code.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015 and 2014, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

4.     Fair Value Measurements

The accounting standard on fair value measurement establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value. Shares of Company stock, preferred stock and common stock held within the self-directed brokerage account are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies (mutual funds) are valued at the fair values upon the closing quoted market price per share of the mutual funds on the day of the valuation as reflected on a national securities exchange. The fair value of participation units in the stable value collective trust are based upon the net asset values of such fund.

The net asset value of the Wells Fargo Stable Value Class K Fund (the “Fund”) is determined daily, in accordance with the terms of the Fund’s plan of trust. Units are issued and redeemed at the latest net asset value. Also in accordance with the Fund’s plan of trust, net investment income, if any, and realized and unrealized gains on investments are not distributed. The Fund generally provides for daily redemptions by the Plan at reported net asset value per share. However, redemptions by Plan participants to reinvest in options that compete with the Fund may be delayed for up to 90 days. Currently, the Plan does not provide any competing stable value funds or benefit-responsive investment contracts.

The Plan provides for participant directed investment programs with Bank of America Merrill Lynch N.A. as well as the option for self-directed investments to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains Insurance Group, Ltd. (NYSE ticker symbol: WTM).

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals and realized and unrealized gains and losses from the assets in the accounts. The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2015 and 2014, by the accounting standard valuation hierarchy (as described above):

	December 31, 2015
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds	$28,429,640	$28,429,640	$—	$—
White Mountains common stock	1,966,542	1,966,542	—	—
Self-directed brokerage accounts	1,615,221	1,615,221	—	—
Wells Fargo Stable Return Fund CL K(1)	6,574,185	—	—	—

Total assets at fair value	$38,585,588	$32,011,403	$—	$—
(1) Investments measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

Total assets at fair value in the table above are equal to total investments as shown on the statements of net assets available for benefits, excluding cash of $5,598.

There were no transfers between Level 1 and Level 2 during 2015.

	December 31, 2014
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds	$26,313,150	$26,313,150	$—	$—
White Mountains common stock	2,692,418	2,692,418	—	—
Self-directed brokerage accounts	1,804,661	1,804,661	—	—
Wells Fargo Stable Return Fund CL K(1)	6,564,820	—	—	—

Total assets at fair value	$37,375,049	$30,810,229	$—	$—
(1) Investments measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

Total assets at fair value in the table above are equal to total investments as shown on the statements of net assets available for benefits, excluding cash of $5,598.

There were no transfers between Level 1 and Level 2 during 2014.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

5.     Reconciliation of Financial Statements to Form 5500

2015

Net assets available for benefits - end of year
Balance per financial statements	$39,216,118
Employer contributions accrued for at year-end	9,040
Participant contributions accrued for at year-end	—
Balance per Form 5500	$39,225,158

Net increase in net assets available for benefits
Balance per financial statements	$930,269
Employer contributions accrued	21,551
Participant contributions accrued	30,216
Balance per Form 5500	$982,036

2014

Net assets available for benefits - end of year
Balance per financial statements	$38,285,849
Employer contributions accrued for at year-end	(12,510)
Participant contributions accrued for at year-end	(30,217)
Balance per Form 5500	$38,243,122

Net increase in net assets available for benefits
Balance per financial statements	$2,893,135
Employer contributions accrued	(12,510)
Participant contributions accrued	(27,599)
Balance per Form 5500	$2,853,026

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Notes to the Financial Statements

6. Party-In-Interest Transactions

The Plan allows participants to take notes receivable from their accounts in the Plan.  These qualify as party-in-interest transactions.  The values of the notes receivable were $189,628 and $184,465 at December 31, 2015 and 2014, respectively.

Transactions involving White Mountains common stock are also considered party-in-interest transactions. The appreciation in the White Mountains common stock for the years ended December 31, 2015 and 2014 was $449,856 and $122,697, respectively.  In addition, the White Mountains common stock for the years ended December 31, 2015 and 2014 earned dividends of $4,386 and $4,391, respectively.  Aggregate investment in White Mountains common stock at December 31, 2015 and 2014 was as follows:

Date	Number of Shares	Fair Value
2015	2,706	$ 1,966,542
2014	4,273	$ 2,692,418

All expenses paid directly and indirectly by the Plan, as discussed in Note 1, are considered party-in-interest transactions.

7. Subsequent Events

During the third quarter of 2015, White Mountains signed a definitive agreement to sell Sirius International Insurance Group Ltd. (“Sirius Ltd.”), and its subsidiaries (which includes Sirius International Holding), to CMIH. Following regulatory approval and other customary closing conditions, CMIH purchased Sirius Ltd. on April 18, 2016. As a result of the sale to CMIH, White Mountains common stock will be removed from the Plan by September 30, 2016.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Supplemental Data Required by the Department of Labor
Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2015

Name of plan sponsor: Sirius International Holding Company, Inc.
Employee identification number: 13-3301641
Three-digit plan number: 002

	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost**	Current Value

(a)	(b)	(c)	(d)	(e)

	Wells Fargo Stable Value Class K	Collective Trust		$ 6,574,185
	BlackRock S&P 500 Stock Fund	Registered Investment Company		6,356,443
	T Rowe Price New America Growth Fund	Registered Investment Company		3,264,172
	BlackRock Global Allocation Fund	Registered Investment Company		3,095,859
	Pimco Total Return Fund	Registered Investment Company		2,374,076
	JP Morgan Mid Cap Value Fund	Registered Investment Company		2,284,536
	Invesco International Grth R5	Registered Investment Company		2,185,154
	Vanguard Equity Income CL Adm	Registered Investment Company		1,971,797
*	White Mountains Insurance Group, Ltd.	Common Stock		1,966,542
	Columbia Small Cap Value Fund II	Registered Investment Company		1,783,337
	Self Direct RCMA Option	Various		1,615,221
	Loomis Sayles Investment Grade A	Registered Investment Company		814,266
	Invesco Global Real Estate Fund	Registered Investment Company		756,338
	Dodge & Cox International Stock	Registered Investment Company		677,504
	Vanguard Total Intl Stock ADM	Registered Investment Company		625,128
	Hartford Small Cap Growth R5	Registered Investment Company		517,113
	Vanguard TTL BD Mrkt Indx Adm	Registered Investment Company		288,790
	Lazard Emerging Markets Equity Instl	Registered Investment Company		253,420
	Pimco Commodity Real Return Strategy	Registered Investment Company		245,061
	Vanguard Extended Mrk Indx Adm	Registered Investment Company		229,758
	Columbia Acorn International Z	Registered Investment Company		203,478
	Pioneer High Yield Fund Class Y	Registered Investment Company		159,631
	Pimco Real Return Fund Class Institutional	Registered Investment Company		132,233
	Ivy Mid Cap Growth Fund	Registered Investment Company		112,534
	Loomis Sayles Strategic Income Fund	Registered Investment Company		99,012
	Other cash accounts	Other Assets		5,598
				$ 38,591,186

*	Notes Receivable from Participants	Participant Loans 4.25%		$ 189,628